                                                                      EXHIBIT 21

                                MGM GRAND, INC.

                              LIST OF SUBSIDIARIES

                               DECEMBER 31, 1993

                                                           STATE OF
                                    NAME                 INCORPORATION
                     ---------------------------------   -------------
      PARENT:        (1) MGM Grand, Inc.                   Delaware
      SUBSIDIARIES*: (2) MGM Grand Hotel, Inc.             Nevada
                     (3) MGM Grand Hotel Finance Corp.     Nevada
                     (3) MGM Grand Air, Inc.               Delaware

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* Certain subsidiaries have been omitted since, considered in the aggregate as a single subsidiary, they do not, as of December 31, 1993, constitute significant subsidiaries as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended.